[Stepp Law Group Letterhead]





September 5, 2003

Universal Domains Incorporated
502-828 Howe Street
Vancouver, British Columbia V6Z 2X2

Re:   Registration Statement on Form S-8

Attention:   Alan Brown

Dear Mr. Brown:

We have been retained by Universal Domains Incorporated, a Canadian Federal corporation (the "Company"), as special counsel to review a Registration Statement on Form S-8 which the Company intends to file with the Securities and Exchange Commission (the "Commission"), in connection with the registration pursuant to the Securities Act of 1933, as amended, of 24,800,000 shares of common stock to be issued by the Company (the "Shares") (the "Registration Statement"). The Shares will be issued to John Formicola, Tom Reid, John Boldis, Duncan McKechnie, Mike Edwards, Fred Guarnieri, Suraj Jaswal, Dorothy Brown, Lisa Lehner, David Flynn, and Victoria Chen, consultants to the Company. The Shares will be issued to those persons pursuant to the provisions of Consulting Services Agreements entered into among the Company and those persons, copies of which are attached as exhibits to the Registration Statement (the "Agreements").

In furnishing the opinion specified in this letter, we examined such documents and reviewed such questions of law as we considered necessary or appropriate. Based upon the foregoing, and relying solely thereon, and assuming that the Shares will be issued on the terms and subject to the conditions of the Registration Statement and the Agreements, it is our opinion that the Shares, when issued, subject to the effectiveness of the Registration Statement and compliance with applicable securities and other laws of any state or other jurisdiction in which the Shares will be offered and sold, will be duly authorized, validly issued and non-assessable. We express no opinion as to compliance with the securities laws or other laws in any particular jurisdiction in which the Shares are proposed to be sold and as to the effect, if any, which non-compliance with such laws might have regarding the transactions contemplated by this letter.



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Universal Domains Incorporated
September 5, 2003
Page 2



We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required pursuant to Section 7 of the Act or the rules and regulations of the Commission pursuant thereto.

This opinion (i) is addressed solely to you, (ii) may not be relied upon by any other party, (iii) relates only to matters of United States federal securities law and nothing in this opinion shall be deemed to imply any opinion related to the laws of any other jurisdiction, and (iv) may not be relied upon for any other purpose whatsoever. Nothing in this letter shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth in this letter.

The Company is hereby advised, urged and encouraged to retain qualified and competent securities counsel in each particular jurisdiction in which the Shares may be offered and sold regarding compliance with the securities laws of such jurisdiction.

This opinion is as of the date of this letter.

Sincerely,

STEPP LAW GROUP



/s/ Thomas E. Stepp, Jr.

By: Thomas E. Stepp, Jr.
TES:mej